UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 25, 2010

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33982	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

On February 25, 2010, Liberty Media  Corporation (“Liberty”) announced that the Board of Directors of Liberty (the “Board”) had resolved to effect the following changes in attribution between the Liberty Capital tracking stock group (NASDAQ: LCAPA, LCAPB) (“Liberty Capital”) and the Liberty Interactive tracking stock group (NASDAQ: LINTA, LINTB) (“Liberty Interactive”), effective immediately:

•                  the change in attribution from Liberty Interactive to Liberty Capital of the 24,539,397 shares of common stock of Live Nation Entertainment, Inc. (NYSE: LYV) (“Live Nation”), representing an approximately 14.6% stake in Live Nation, currently owned by Liberty and attributed to Liberty Interactive;

•                  the change in attribution from Liberty Capital to Liberty Interactive of the following debt securities issued by Liberty Media, LLC, a subsidiary of Liberty:

•                  $469 million in principal amount of 4% Exchangeable Senior Debentures due 2029 (the “2029 Exchangeables”);

•                  $460 million in principal amount of 3.75% Exchangeable Senior Debentures due 2030 (the “2030 Exchangeables”); and

•                  $491.7 million in principal amount of 3.5% Exchangeable Senior Debentures due 2031 (the “2031 Exchangeables”, and together with the 2029 Exchangeables and the 2030 Exchangeables, the “Exchangeable Notes”);

•                  the change in attribution from Liberty Capital to Liberty Interactive of an aggregate of $830.2 million in net taxable income to be recognized ratably in tax years 2014 through 2018 as a result of the cancellation in April 2009 of $400 million in face amount of 2029 Exchangeables and $350 million in face amount of 2030 Exchangeables; and

•                  the change in attribution from Liberty Capital to Liberty Interactive of $807 million in cash.

In making the determination to effect this change in attribution, the Board considered several factors related to the value deemed exchanged, including without limitation the following:

•                  the trading value of the shares of Live Nation common stock currently attributed to Liberty Interactive;

•                  the pendency of Liberty’s tender offer for additional shares of Live Nation common stock, to be attributed to Liberty Capital;

•                  the current trading price of the Exchangeable Notes, as compared to the principal amount of the Exchangeable Notes, and the original issue discount deductions that would be realized with respect to comparable debt instruments issued at a price equal to the current trading price of the Exchangeable Notes;

•                  the present value of the deferred tax obligation arising from the April 2009 cancellation of certain 2029 Exchangeables and 2030 Exchangeables;

•                  the present value of the net tax benefits of the Exchangeable Notes, taking into account the availability of tax deductions and the timing of the obligation to recapture tax deductions previously taken, including the possibility these tax benefits might not be realized as anticipated;

•                  the discount rate and the assumed corporate tax rate appropriate to apply to payments and benefits occurring in the future; and

•                  the beneficial effects of the reattribution on the capital structures attributed to both tracking stock groups, including, for example, the addition to Liberty Interactive’s capital structure of long-term debt in the form of the Exchangeable Notes.

This change in attribution has no effect on the assets and liabilities attributed to the Liberty Starz tracking stock group (NASDAQ: LSTZA, LSTZB).  This change also effects no change to the obligor of the Exchangeable Notes, which remains Liberty Media, LLC.

This Form 8-K and the press release attached hereto as Exhibit 99.1 are being furnished to the Securities and Exchange Commission under Item 7.01 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Name

99.1	Press Release dated February 25, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2010

LIBERTY MEDIA CORPORATION

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Vice President and Deputy General Counsel

EXHIBIT INDEX

Exhibit No.	Name

99.1	Press Release dated February 25, 2010